Exhibit 99

FOR IMMEDIATE RELEASE

Innovo Group Reports 2005 First Quarter Results

LOS ANGELES, April 12, 2005 - Innovo Group Inc. (NASDAQ: INNO) today announced net sales of $23.1 million for its first quarter ended February 26, 2005, a 78% increase over $13.0 million in the prior year comparative period.  For the first quarter, the Company recorded a net loss from continuing operations of $616,000 or $0.02 per share.

•                  The Company’s branded apparel sales were $6.1 million during the first quarter compared $4.7 million in the prior year comparative period, a 31% increase.

•                  Branded apparel gross margins increased to 41% for the first quarter of fiscal 2005 compared to 15% during the first quarter of fiscal 2004.

•                  The Company’s private label apparel sales were $17.0 million during the first quarter compared to $8.3 million in the first quarter of fiscal 2004, a 104% increase.

•                  The Company’s overall gross margins increased to 21% for the first quarter of fiscal 2005 from 15% in the prior year comparative period, a 6% improvement.

•                  The Company generated EBITDA of $199,000 during the period.

Jay Furrow, CEO of Innovo, commented: “We are continuing to benefit from the strong demand in the marketplace for denim, and notably the demand for premium denim offered through our Joe’s Jeans® collection.  Our Joe’s Jeans® business continues to grow and show improvements in its gross margins and overall performance.  Furthermore, we are very encouraged by the performance of our private label business and the response to our indie™ collection in the marketplace, and we look forward to indie’s™ financial contribution in future periods We are pleased with the Company’s improvements and current direction and we are anticipating continued strong growth in fiscal 2005.”

First Quarter Results Summary

For the three months ended February 26, 2005, our net sales increased to $23.1 million from $13.0 million in the prior year comparative period, a 78% increase.  The Company reduced its loss from continuing operations to $616,000 for the first quarter of 2005, or $0.02 per share, compared to a loss from continuing operations of $4.7 million during the prior year comparative period, or $0.18 per share.

Weighted average shares outstanding for the first quarter of fiscal 2005 were 29.4 million compared to 25.7 million in the first quarter of fiscal 2004.

The discussion below composes our financial results from our continuing operations during the relevant periods.  We have excluded our financial results from our discontinued operations.

Net Sales

Net sales increased to $23.1 million in the first quarter of fiscal 2005 compared to $13.0 million in the first quarter of fiscal 2004, or a 78% decrease.  During the period, net sales of the Company’s branded apparel increased to $6.1 million compared to $4.7 million in the prior year comparative period, a 31% increase.  Net sales of the Company’s private label apparel increased to $17.0 million for the first quarter of 2005 compared to $8.3 million in the prior year comparative period, a 104% increase.  The increase in net sales in the first quarter of fiscal 2005 was primarily attributable to: (i) increased sales from our three primary private label customers; (ii) increased sale of the Company’s Joe’s Jeans branded products; and (iii) a strong demand for denim in the marketplace.

Gross Margins

Gross profit increased to $4.9 million in the first quarter of fiscal 2005 compared to $2.0 million in the first quarter of fiscal 2004, a 145% increase.  Our combined gross margin increased to 21% for the first quarter of fiscal 2005 from 15%, a 6% improvement.  This overall gross margin improvement for the first quarter of fiscal 2005 was primarily attributable to improved gross margins from our branded apparel products due to (i) strong sales from our Joe’s branded apparel; (ii) a price increase for Joe’s products for the first quarter of fiscal 2005 compared to the price for Joe’s products in the first quarter of fiscal 2004; and (iii) in the first quarter of fiscal 2004, net sales to discounters at cost in order to reduce slow moving and excess inventory.  Our branded apparel gross margin increase was partially offset by a 2% decrease in gross margins for our private label apparel products in the first quarter of fiscal 2005 from the first quarter of fiscal 2004.

SG&A Expenses

Selling, general and administrative expenses decreased to $4.7 million for the first quarter of fiscal 2005 from $5.8 million for the first quarter of fiscal 2004, a 19% decrease.  The SG&A decrease in the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004 is largely a result of the following factors: (i) a decrease in employee costs and related benefits of $475,000 for the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004 due to a reduction in headcount associated with our prior termination of our Fetish™ and Shago® license agreements; and (ii) a decrease in advertising expenses of $517,000 for the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004 as a result of no longer having any advertising expenses associated with the Fetish™ and Shago® license agreements.

Income (Loss) from Continuing Operations

The factors explained above resulted in the Company and a net loss from continuing operations of $616,000 for the first quarter of fiscal 2005, or $0.02 per share, compared to a loss from continuing operations of $4.7 million for the first quarter of fiscal 2004, or $0.18 per share.

Conference Call Information

Innovo’s Chief Executive Officer and Chief Financial Officer will present a discussion of Innovo Group’s operating performance on its first quarter 2005 earnings conference call, which is scheduled for Tuesday, April 12, 2005, at 4:30 p.m. EST.  To access the live call, please dial (800) 299-7928 (U.S.) or (617) 614-3926 (international).  The conference ID number and participant passcode is 95869911 and is entitled the “First Quarter 2005 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:00 PM Eastern Time on April 12, 2005 until 5:00 PM Eastern Time on April 19, 2005 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 98717892.  In addition, the conference call will be archived for one week on the Company’s website at www.innovogroup.com beginning Wednesday, April 13, 2005.

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	02/26/05	11/27/04
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5	$516
Accounts receivable and due from factor, net of allowance for customer credits and allowance of $599 (2005) and $1,022 (2004)	2,379	2,208
Inventories	6,654	5,524
Due from related parties	2,685	1,747
Prepaid expenses and other current assets	458	384
Assets of discontinued operations	2,028	3,131
Total current assets	14,209	13,510

Property and equipment, net	326	270
Goodwill	12,592	12,592
Other intangible assets, net	11,348	11,690
Other assets	90	81

Total assets	$38,565	$38,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,204	$3,243
Due to related parties	51	143
Convertible notes payable, net of discount	3,730	4,132
Note payable to officer	262	439
Current portion of related party long-term debt	673	673
Liabilities of discontinued operations	583	607
Total current liabilities	9,503	9,237

Related party long-term debt	8,627	8,627

Commitments and Contingencies

8% Redeemable preferred stock, $0.10 par value: Authorized 5,000, Issued and outstanding 194 shares (2005) and (2004)

Stockholders’ equity
Common stock, $0.10 par value - 40,000 shares authorized; 30,076 and 29,266 issued; and 29,999 and 29,189 outstanding as of February 26, 2005 and November 27, 2004 respectively	3,008	2,927
Additional paid-in capital	72,936	72,043
Accumulated deficit	(52,218)	(51,400)
Promissory note-former officer	(703)	(703)
Treasury stock, 77 shares	(2,588)	(2,588)
Total stockholders’ equity	20,435	20,279

Total liabilities and stockholders’ equity	$38,565	$38,143

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	02/26/05	02/28/04
	(unaudited)	(unaudited)

Net sales	$23,098	$12,989
Cost of goods sold	18,210	10,992
Gross profit	4,888	1,997

Operating expenses
Selling, general and administrative	4,689	5,823
Depreciation and amortization	376	417
	5,065	6,240
Loss from continuing operations	(177)	(4,243)
Interest expense	(437)	(390)
Other income (expense)	7	(49)
Loss from continuing operations, before taxes	(607)	(4,682)
Income taxes	9	33
Loss from continuing operations	(616)	(4,715)

Discontinued operations, net of tax	(202)	(254)
Net loss	$(818)	$(4,969)

Loss per common share - Basic
Loss from continuing operations	$(0.02)	$(0.18)
Loss from discontinued operations	(0.01)	(0.01)
Loss per common share - Basic	$(0.03)	$(0.19)

Loss per common share - Diluted
Loss from continuing operations	$(0.02)	$(0.18)
Loss from discontinued operations	(0.01)	(0.01)
Loss per common share - Diluted	$(0.03)	$(0.19)

Weighted average shares outstanding
Basic	29,427	25,717
Diluted	29,427	25,717

INNOVO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended
	02/26/05	02/28/04
	(unaudited)	(unaudited)

Cash used in continuing activities	$(580)	$(5,655)
Cash (used in) provided by discontinued operations	(106)	213
Net cash used in operating activities	(686)	(5,442)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investment in real estate	—	28
Purchases of property and equipment	(90)	(32)
Net cash used in continuing activities	(90)	(4)
Cash used in discontinued operations	—	—
Net cash used in investing activities	(90)	(4)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payables and long-term debt	—	(68)
Payments on note payable to officer	(177)	—
Exercise of stock options	405	—
Exercise of warrants	69	—
Proceeds from issuance of stock, net	—	(48)
Net cash provided by (used in) continuing activities	297	(116)
Cash used by discontinued operations	(32)	(319)
Net cash provided by (used in) financing activities	265	(435)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(511)	(5,881)

CASH AND CASH EQUIVALENTS, at beginning of period	516	7,034

CASH AND CASH EQUIVALENTS, at end of period	$5	$1,153

About Innovo Group Inc.

Innovo Group Inc., through its wholly-owned subsidiaries Joe’s Jeans, Inc. and Innovo Azteca Apparel, Inc., is a sales and marketing organization designing and selling branded and private label apparel consumer products through retailers and distributors in the domestic and international marketplaces.  The company is headquartered in Los Angeles, California.  More information is available at the Company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the strength of the denim market, successful implementation of its strategic plan and ability to continue revenue growth, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Shane Whalen, 323-278-6764